Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

HOOKIPA Pharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share		Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee (6)
Equity	Common Stock, $0.0001 par value per share	Other	1,248,128 (2)	$1.48	(3)	$1,847,229.44	$0.0000927	$171.24
Equity	Common Stock, $0.0001 par value per share	Other	312,032 (4)	$1.26	(5)	$393,160.32	$0.0000927	$36.45
Total Offering Amounts						$2,240,389.76		--
Total Fees Previously Paid								--
Total Fee Offsets								--
Net Fee Due								$207.69

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Represents an automatic annual increase on January 1, 2022 to the number of shares reserved for issuance under the 2019 Stock Option and Incentive Plan (the “2019 Plan”) pursuant to the terms of the 2019 Plan. Shares available for issuance under the 2019 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2020 (Registration No. 333-237285).
(3)	The price of $1.48 per share, which is the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Select Market on April 27, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.
(4)	Represents an automatic annual increase on January 1, 2022 to the number of shares reserved for issuance under the 2019 Employee Stock Purchase Plan (the “2019 ESPP”) pursuant to the terms of the 2019 ESPP. Shares available for issuance under the 2019 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on March 19, 2020 (Registration No. 333-237285).
(5)	The price of $1.26 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Select Market on April 27, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2019 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
(6)	Calculated pursuant to Section 6(b) of the Securities Act.